Exhibit 107

Calculation of Filing Fee Tables

Form 424B5

(Form Type)

Cohen & Steers, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(o) and Rule 457(r)			$100,000,000	0.00014760	$14,760.00

Carry Forward Securities

	Total Offering Amounts					$100,000,000		$14,760.00

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$14,760.00

(1)	Calculated in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).